As filed with the Securities and Exchange Commission on June 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNEDISON SEMICONDUCTOR LIMITED

(Exact name of registrant as specified in its charter)

Singapore	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11 Lorong 3 Toa Payoh

Singapore 319579

(65) 6681-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 590-9070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

(Copies of all communications, including communications sent to agent for service)

Sally Townsley	LaDawn Naegle
Senior Vice President and General Counsel	Andrew S. Rodman
SunEdison Semiconductor Limited	Bryan Cave LLP
501 Pearl Drive	1155 F Street, NW
St. Peters, MO 63376	Washington, DC 20004
(636) 474-5000	(202) 508-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, no par value	15,935,829	$23.51	$374,651,339.79	$43,534.49

(1)	This Registration Statement registers 15,935,829 ordinary shares, no par value. There is also being registered such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the Registrant’s ordinary shares on May 26, 2015, as reported on the NASDAQ Global Select Market.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 1, 2015

PROSPECTUS

15,935,829 Ordinary Shares

SunEdison Semiconductor Limited

This prospectus relates to the offer and sale from time to time of up to 15,935,829 ordinary shares, no par value, of SunEdison Semiconductor Limited by the selling shareholders identified in this prospectus or in supplements to this prospectus. See “Selling Shareholders.” The registration of the ordinary shares to which this prospectus relates does not require the selling shareholders to sell any of their ordinary shares.

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. The selling shareholders from time to time may offer and sell the ordinary shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution.”

Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol “SEMI.” On May 29, 2015, the last reported sale price of our ordinary shares was $24.18 per share.

Investing in our ordinary shares involves risks. Before making a decision to invest in our ordinary shares, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission, or SEC. See “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, the selling shareholders may, from time to time, offer and sell the ordinary shares described in this prospectus and in any accompanying prospectus supplement in one or more transactions. This prospectus provides you with a general description of the ordinary shares the selling shareholders may offer. Each time the selling shareholders sell our ordinary shares using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of ordinary shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any ordinary shares, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling shareholders, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, unless the context otherwise indicates, the reference to (i) “our business,” “we,” “our,” “us,” the “Company” or similar terms refer to the semiconductor materials business as operated as a business segment of SunEdison, Inc. or SunEdison, for periods prior to the Transactions (as described below in “The Company__Structure and Formation”), and to SunEdison Semiconductor Limited, together with, where appropriate, its consolidated subsidiaries, for periods after the completion of the Transactions, and (ii) “SSL” refers to SunEdison Semiconductor Limited exclusive of its subsidiaries. References in this prospectus to “S$” refer to Singapore dollars.

The name and mark, SunEdison, Inc., and other trademarks, trade names and service marks of SunEdison, Inc. appearing in this prospectus are the property of SunEdison, Inc. SunEdison Semiconductor Limited and other trademarks, trade names and service marks of SunEdison Semiconductor Limited appearing in this prospectus are the property of SunEdison Semiconductor Limited. This prospectus also contains additional trade names, trademarks and service marks belonging to SunEdison, Inc. and to other companies. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who have come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD–LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. These statements include, but are not limited to, statements about:

•	demand and/or pricing of our products or the pricing environment in the future;

•	the appropriateness of our tax positions and the timing of our tax audits;

•	the timing of our various manufacturing ramps or the cessation or continuation of production at certain facilities;

•	the anticipated growth of our business; the effects of economic factors on our market capitalization;

•	our expectation that we will have the financial resources and liquidity needed to meet our business requirements;

•	the ultimate impact our legal proceedings may have on us;

•	the charges we expect to incur, the timing of completion, the savings we expect to realize, the number of employees who will be affected and our execution of our announced restructurings and the number of employees who will be affected;

•	our expectations regarding our investments in research and development;

•	our expectations regarding our future cash flow generation; the timing of reaching full commercial capabilities of the SMP, Ltd. facility, or joint venture to produce high purity polysilicon, including electronic grade polysilicon;

•	the requirements of and our compliance with the terms governing our indebtedness;

•	our ability to compete effectively in the markets we serve; and

•	our working capital and other capital requirements.

These forward-looking statements are based on management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in or incorporated by reference in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information; Incorporation By Reference.”

THE COMPANY

We are a global leader in the development, manufacture and sale of silicon wafers to the semiconductor industry. Wafers are used as the base substrate for nearly all semiconductor devices, which in turn provide the foundation for the entire electronics industry. Our business was established in 1959 and was known during most of our history as MEMC Electronic Materials, Inc., or MEMC. We became a stand-alone public company upon the completion of our initial public offering on May 28, 2014, or our IPO. We have developed a broad product portfolio, an extensive global manufacturing footprint, process technology expertise and supply chain flexibility, while increasing our capital efficiency and maintaining a lean operating culture.

Throughout our over 50 years of operations, we have pioneered a number of semiconductor industry firsts, including the development of the dislocation-free Czochraliski silicon crystal growth process and the chemical-mechanical planarization process, as well as the initial production and commercialization of 100mm and 200mm semiconductor wafers. More recently, we have been a leader in the development of advanced substrates such as epitaxial wafers and wafers for the silicon-on-insulator market, which enable advanced computing and communications applications.

We primarily sell our products to all of the major semiconductor manufacturers in the world, including integrated device manufacturers and pure-play semiconductor foundries, and to a lesser extent, leading companies that specialize in wafer customization. During 2014, our largest customers were Samsung Electronics Co., Ltd., or Samsung Electronics, Taiwan Semiconductor Manufacturing Company and STMicroelectronics. We operate facilities in major semiconductor manufacturing regions throughout the world, including Taiwan, Malaysia, South Korea, Italy, Japan and the United States. We have chosen to locate our manufacturing facilities in regions that offer both low operating costs and close proximity to our customers to facilitate collaboration on product development activities and shorten product delivery times.

Our principal executive offices are located at 11 Lorong 3 Toa Payoh, Singapore 319579, and our telephone number is (65) 6681-9300. Our website address is www.sunedisonsemi.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Structure and Formation

Prior to the completion of our IPO, SSL was a wholly owned subsidiary of SunEdison. Prior to or simultaneously with the completion of our IPO, we and SunEdison engaged in a series of transactions that resulted in the transfer of the ownership of the semiconductor materials business to SSL, facilitated our IPO and enabled us to raise necessary capital to pay SunEdison for such asset transfers and repay our existing indebtedness, including intercompany indebtedness and certain trade accounts owed to SunEdison. We collectively refer to the transactions undertaken as part of our initial formation as summarized below throughout this prospectus as the Formation Transactions:

•	In exchange for aggregate consideration consisting of 23.6 million ordinary shares, intercompany notes in an aggregate principal amount of $273.5 million and the assumption by us of all liabilities related to the semiconductor materials business, SunEdison contributed the following assets to us:

•	effective as of December 31, 2013, SunEdison contributed all of the outstanding capital stock of its subsidiaries that own and operate its semiconductor materials business, other than a 40% interest held by a subsidiary of SunEdison in MEMC Korea Company, or MKC, and all of the assets primarily related to its semiconductor material business held by SunEdison or its subsidiaries to SSL;

•	in January 2014, SunEdison caused one of its subsidiaries to contribute its 40% interest in MKC to us; and

•	in connection with the completion of our IPO, SunEdison contributed to us a 35% interest in SMP Ltd., or SMP, that SunEdison acquired from Samsung Fine Chemicals for a cash purchase price of 143.9 billion South Korean won, or approximately $140.7 million at currency exchange rates as of the date of the transaction, May 27, 2014.

•	We entered into transition services, intellectual property licensing, tax sharing and other commercial agreements with SunEdison and certain of its subsidiaries. See “Selling Shareholders__Material Relationships.”

In connection with the completion of our IPO, Samsung Fine Chemicals Co., Ltd., or Samsung Fine Chemicals, and Samsung Electronics purchased 7,200,000 and 2,425,578, respectively, of our ordinary shares in separate private placements at a price per share equal to the IPO price of $13.00 per share. Throughout this prospectus, we collectively refer to these purchasers as the Samsung Purchasers and these purchases as the Samsung Private Placements. Samsung Fine Chemicals is a joint venture partner of a subsidiary of SunEdison in SMP. Samsung Electronics is one of our customers and was our joint venture partner in MKC. As consideration for the issuance of the ordinary shares, (i) Samsung Fine Chemicals made an aggregate cash investment in us of $93.6 million and (ii) Samsung Electronics transferred to us its 20% interest in MKC. In connection with the Samsung Private Placements, we also entered into a wafer purchase and sale agreement with Samsung Electronics.

As a result of the Formation Transactions described above, SMP is owned 35% by us, 50% by a subsidiary of SunEdison and 15% by Samsung Fine Chemicals, and MKC is 100% owned by us. SMP owns a polysilicon manufacturing facility in South Korea and MKC owns a manufacturing facility in South Korea that produces 200mm and 300mm semiconductor wafers. Construction of the SMP polysilicon manufacturing facility was recently completed. The facility is in the initial stages of polysilicon production but has not reached full commercial capabilities at this time. We anticipate using polysilicon from the facility in late 2015 and expect to begin purchasing substantial volume in 2016. We believe this investment in SMP will create financial and strategic value for us by introducing a source of polysilicon that we partially own, and which we expect will provide competitive prices and reduce the risk of supply interruptions. The Samsung Private Placements also resulted in us having 100% ownership and control of the silicon wafer manufacturing operation at the MKC manufacturing facility, which we believe will give us additional flexibility to respond quickly to changes in the silicon wafer industry.

We collectively refer to the transactions undertaken to finance the Formation Transactions and otherwise provide us with future liquidity as summarized below throughout this prospectus as the Financing Transactions:

•	We used approximately $198.1 million of net proceeds after deducting issuance costs from borrowings under a senior secured term loan from financial institutions and $75.4 million of net proceeds from the Samsung Private Placements, to repay in full the intercompany notes issued to SunEdison in connection with the asset transfers contemplated as part of the Formation Transactions.

•	We used approximately $9.6 million of the net proceeds from the Samsung Private Placements to repay existing third party indebtedness that was associated with the semiconductor materials business.

•	We retained approximately $99.0 million of net proceeds from our IPO, together with the remaining $2.3 million of net proceeds from the Samsung Private Placements, as cash on our balance sheet, which provided us with additional liquidity and flexibility in our capital structure.

•	We entered into a senior secured revolving credit facility that provides for up to $50.0 million of borrowings for working capital purposes.

For ease of reference, we sometimes collectively refer to our IPO, the Formation Transactions, the Financing Transactions and the Samsung Private Placements throughout this prospectus as the Transactions.

Prior Secondary Offering

On January 20, 2015, a secondary public offering of 17,250,000 ordinary shares by the selling shareholders, or the Secondary Offering, was completed. As a result of the Secondary Offering, SunEdison’s ownership was reduced from 56.8% of our outstanding ordinary shares to 25.6%, and Samsung Fine Chemicals’ and Samsung Electronics’ ownership was reduced from 17.4% and 5.8% of our outstanding ordinary shares, respectively, to 9.4% and 3.4%, respectively. We did not receive any of the proceeds from the sale of these ordinary shares.

RISK FACTORS

Investment in our ordinary shares offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or that we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any ordinary shares. The occurrence of any of these risks might cause you to lose all or part of your investment.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

We are incorporated under the laws of the Republic of Singapore, and certain of our directors are residents outside the United States. Moreover, a majority of our consolidated assets are located outside the United States. Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Nevertheless, since a majority of the consolidated assets owned by us are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States. There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. It is not clear whether a Singapore court may impose civil liability on us or our directors and officers who reside in Singapore in a suit brought in the Singapore courts against us or such persons with respect to a violation solely of the federal securities laws of the United States. In making a determination as to enforceability of a foreign judgment, the Singapore courts would have regard to whether the judgment was final and conclusive, given by a court of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, such foreign judgments would be enforceable in Singapore unless they were procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to public policy. Accordingly, there can be no assurance that the Singapore courts would enforce against us, our directors or our officers resident in Singapore judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, holders of book-entry interests in our shares will be required to exchange such interests for certificated shares and to be registered as shareholders in our shareholder register in order to have standing to bring a shareholder suit and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts. A holder of book-entry interests in our shares may become a registered shareholder of our company by exchanging its interest in our shares for certificated shares and being registered in our shareholder register. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceeding or enforcement action.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale by the selling shareholders to be identified in a prospectus supplement of up to 15,935,829 of our ordinary shares that were issued and outstanding, prior to the original date of filing of the registration statement of which this prospectus forms a part. SunEdison acquired the 10,608,904 ordinary shares included in this prospectus in May 2014 as part of the consideration it received in connection with the Formation Transactions. The Samsung Purchasers originally acquired the 5,326,925 ordinary shares included in this prospectus in May 2014 pursuant to the Samsung Private Placements. SunEdison and the Samsung Purchasers previously sold a portion of the ordinary shares acquired in the Formation Transactions and the Samsung Private Placements, respectively, in the Secondary Offering.

Selling shareholders may use this prospectus in connection with resales of the ordinary shares. The applicable prospectus supplement will identify the selling shareholders and the maximum number of shares being offered by such selling shareholder, among other things. The selling shareholders will receive all the proceeds from the sale of our ordinary shares. We will not receive any proceeds from sales of ordinary shares by the selling shareholders.

Material Relationships

Relationship with SunEdison

We and SunEdison have entered into certain agreements that effected the separation of our business from SunEdison and provide a framework for our ongoing relationship with SunEdison. We entered into these agreements at a time when we were a wholly owned subsidiary of SunEdison. Accordingly, some of the terms and provisions of these agreements may be less favorable to us than terms and provisions we could have obtained in arm’s length negotiations with unaffiliated third parties. The following is a summary of certain material terms of such agreements with SunEdison.

The agreements summarized below have been filed as exhibits to our filings with the SEC, and the summaries of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entirety by reference to the full text of such agreements.

Separation Agreement

In connection with the completion of our IPO, we entered into a separation agreement with SunEdison. This separation agreement governs certain pre-offering transactions between SunEdison and us, as well as aspects of the relationship between SunEdison and us following our IPO and the Transactions, which are not otherwise governed by the other agreements set forth below. The separation agreement provides further assurances and covenants between SunEdison and us to ensure that the separation of our business from SunEdison was executed pursuant to our intent and that commercially reasonable efforts will be taken to do all things reasonably necessary to consummate and make effective the pre-offering transactions and the Transactions. The separation agreement provides for mutually agreed exchange of information, confidentiality, dispute resolution methods and limitations of liability.

Transition Services Agreement

In connection with the completion of our IPO, we entered into a transition services agreement with SunEdison in which we and SunEdison agreed to mutually provide each other certain corporate, general and administrative services following the completion of our IPO for the term set forth for such service in each annex to the agreement. The material terms of this agreement are discussed below.

Under the agreement, we and SunEdison agreed to mutually provide each other certain corporate, general and administrative services, including services related to information technology and telecommunications, payroll, benefits and human resources administration, taxes, real estate and facilities management, office management, intellectual property management and research and development. To the extent either we or SunEdison identify any additional services that are needed to transition the respective businesses in connection with our IPO, then we and SunEdison agreed to cooperate in good faith to negotiate the terms of such additional services.

The quality of transition services to be provided pursuant to the agreement must be substantially similar to those provided internally to each party’s subsidiaries and affiliates, and, where applicable, substantially consistent with the quality and scope of such services provided prior to the effective date of the agreement. In addition, each party is required to use commercially reasonable efforts, at the recipient party’s expense, to obtain any third-party consents, licenses, or approvals that are required for the performance of services, and to the extent such third-party consents, licenses or approvals are not obtained then either party can immediately terminate the affected service. Additionally, each party may use its reasonable discretion in prioritizing requests for services among its own subsidiaries and affiliates and those of the other party, provided that each party communicates any scheduling issues to the other party and uses commercially reasonable efforts to accommodate requests for services. Either party may engage subcontractors to provide services covered by the transition services agreement, and neither party is required to add or retain staff, equipment, facilities or other resources in order to provide any transition services unless otherwise agreed.

Each party warrants that it shall use reasonable care in providing transition services to the other party and that such services will be provided in accordance with applicable laws, rules and regulations. The provider of any service has no liability with respect to furnishing such service except to the extent resulting from the provider’s gross negligence or willful misconduct. In no event will either party be liable for any indirect, incidental, special, punitive, exemplary or consequential damages, lost profits, loss of goodwill or lost opportunities relating to the transition services agreement, and in no event will the provider’s liability with respect to its furnishing of services exceed the aggregate amount of fees paid to the provider (excluding any direct charges) under the transition services agreement.

Each party agreed to use commercially reasonable efforts to transition each service being provided under the agreement to its own internal organization or to obtain alternate third-party sources to provide such services within 24 months after the completion of our IPO. The agreement expires on the 24 month anniversary of our IPO, unless otherwise agreed by the parties, or upon the expiration of all services provided under the agreement. Either party may terminate the agreement prior to the expiration date upon 45 days’ prior written notice to the other party or immediately upon the other party’s insolvency. In addition, either party may terminate the agreement if the other party commits a material breach of the agreement and fails to remedy such breach within 30 days after written notice from the non-breaching party.

In the event a third party obtains a controlling interest in us, or in the event we or any of our affiliates are merged or consolidated with a third party, SunEdison has the right to terminate this agreement upon 10 days’ written notice provided within 30 days of such change of control event. Notwithstanding the above, in the event a third party that is active in the same field as SunEdison’s solar energy business gains a controlling interest in us or any of our affiliates, SunEdison has the right to terminate the agreement and all services thereunder upon 30 days’ written notice. Under the agreement, “controlling interest” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of us, whether through the ownership of voting securities, by contract or otherwise.

Under the transition services agreement, the provider of a service generally charges the recipient party an agreed upon monthly service fee during the term of such service as set forth in the agreement, as well any direct charges for external costs associated with such service, including third party legal, accounting and advisor fees, costs associated with any telecommunications contracts or information service licenses and insurance costs. In addition, any fees based on full time employee calculations are adjusted semi-annually upon the agreement of the parties. Except as provided in the agreement, the fee for each service is subject to an automatic five percent increase on January 1 of each year following the effective date of the agreement. In 2014, SunEdison paid aggregate fees to us for the services covered by the transition services agreement of approximately $5.7 million, and we paid SunEdison aggregate fees for the services covered by the transition services agreement of approximately $1.0 million.

The payments that we make to SunEdison pursuant to the transition services agreement are not necessarily indicative of, and it is not practical for us to estimate, the level of expenses we might incur in procuring these services from alternative sources.

Under the transition services agreement, each party is obligated to maintain the confidentiality of confidential information of the other party for a period of 10 years following the termination of the transition services agreement.

Intellectual Property Licensing Agreements

Under the intellectual property agreements we entered into in connection with the Transactions, SunEdison has licensed to us certain of its retained intellectual property rights applicable to manufacturing semiconductor wafers, including certain rights related to continuous Czochralski, or CCZ, and diamond wire cutting, excluding fluidized bed reactor polysilicon technology, or FBR, and high-pressure FBR. These agreements are described below.

Patent and Technology Cross-License Agreement

In connection with the completion of our IPO, we entered into a patent and technology cross-license agreement with SunEdison. Under the agreement, we agreed to license to SunEdison substantially all of our patents, patent applications, software, trade secrets, know-how and other intellectual property that have application in SunEdison’s solar energy business, and SunEdison licensed to us substantially all of its patents, patent applications, software, trade secrets, know-how and other intellectual property that have application in our semiconductor wafer business. The licensed intellectual property includes intellectual property within the applicable field of use that each party owns or has a right to grant an exclusive license under during the period from the closing of our IPO until the earlier of (i) the fifth anniversary of the closing of our IPO and (ii) a change in control of such party involving a competitor of the other party, provided that our field of use is limited to the semiconductor industry and the production of semiconductor wafers. The intellectual property licensed by SunEdison to us under the agreement excludes all intellectual property related to CCZ, diamond coated wire, FBR and high-pressure FBR, with such arrangements to be set forth in separate agreements as described below.

The licenses granted by each party under the agreement are exclusive, worldwide, perpetual, non-transferable (except by assignment with the other party’s written consent), royalty-free licenses to use the above-described intellectual property rights within such party’s respective field of use. Each party may grant sub-licenses of the intellectual property licensed to it under the agreement only with the other party’s prior written consent, provided such consent may not to be unreasonably withheld, conditioned or delayed. Each party owns all improvements, derivative works, enhancements and other modifications developed by such party with respect to the intellectual property licensed to it under the agreement (unless such improvements are developed under the technology joint development agreement described below, in which case ownership is governed by the technology joint development agreement), provided that such party is obligated to disclose such improvements to the other party during the term of the agreement and, upon the other party’s request, grant to the other party a royalty free, non-exclusive, worldwide, perpetual, non-transferable (except by assignment with the other party’s consent) license to use such improvements in the other party’s field of use.

Each party has the first right, at its own expense, to control an enforcement action relating to intellectual property licensed to it under the agreement with a primary application in such party’s field of use. If such party does not initiate and control an enforcement action with respect to infringement, misappropriation or other violation of any intellectual property licensed to it under this agreement within 90 days of receipt of a request from the other party to assume control over such action, then the other party has the right to control the enforcement action, provided that if it does not do so within 90 days, this right reverts back to the initial party.

The agreement continues in effect until the expiration of the last item of licensed intellectual property (which expiration, in the case of patents, is the expiration of the statutory term (including all extensions and renewals) of such patents, and in the case of know-how and trade secrets, is the date on which such know-how and trade secrets are no longer non-public). The agreement may be terminated early by the parties’ mutual written agreement. In addition, either party may terminate the agreement if the other party commits a material breach of the agreement and fails to remedy such breach within 60 days after written notice from the non-breaching party.

CCZ and Diamond Coated Wire License Agreement

In connection with the completion of our IPO, we entered into a patent and technology license agreement with SunEdison regarding CCZ silicon crystal growth and diamond coated wire intellectual property. The material terms of this agreement are discussed below.

Under the agreement, SunEdison licensed to us and certain of our subsidiaries in the United States and Italy its U.S. and foreign patents and patent applications and its technology (including discoveries, conceptions, ideas, improvements, enhancements and inventions and data) relating to CCZ silicon crystal growth and diamond coated wire technology, provided that our use of such licensed intellectual property is limited to the semiconductor industry and the production of semiconductor wafers. The agreement prohibits us from using the licensed intellectual property for the manufacture of polysilicon, the manufacture of materials used in the solar photovoltaic industry, or for balance of system hardware or software used in solar systems. Additionally, the agreement prohibits SunEdison from licensing the applicable intellectual property to any third party for use in the production of semiconductor wafers and similar uses in the semiconductor industry.

The licenses granted under the agreement are non-exclusive, perpetual, non-transferable (except in limited circumstances) royalty-free licenses within the territories of the United States and Italy. We generally are prohibited from granting sub-licenses of the intellectual property licensed to us under the agreement without the prior written consent of SunEdison, provided such consent may not to be unreasonably withheld, conditioned or delayed. However, we do not need prior written consent to grant sublicenses to certain of our vendors for purposes of the commercialization of the licensed intellectual property so long as such vendors have been used or otherwise approved by SunEdison, and, in the case of a sublicense granted in territories other than the United States and Italy, such sublicense is made at least one year after the effective date of the agreement. Unless otherwise agreed by SunEdison in its sole discretion, SunEdison exclusively owns all improvements and other intellectual property developed by us with respect to the intellectual property licensed under the agreement. Any such improvements will be included within the licensed intellectual property and subject to the license described above. We are obligated to share with SunEdison on a monthly basis all of our research and development, test results and performance data relating to our use of CCZ and diamond coated wire.

The agreement has a term of five years, provided that the parties may mutually agree in writing to extend the term. The agreement may be terminated early by the parties’ mutual written agreement. Either party may terminate the agreement if the other party commits a material breach of the agreement and fails to remedy such breach within 60 days after written notice from the non-breaching party. SunEdison may also terminate the agreement within 60 days of a third party obtaining a controlling interest in us. Under the agreement, “controlling interest” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of us, whether through the ownership of voting securities, by contract or otherwise.

In the event of a termination other than for cause, the licenses granted to us under the agreement will continue on a perpetual basis solely with respect to the licensed intellectual property in existence as of the time of such termination. However, in the event a third party active in the manufacture of polysilicon, the manufacture of solar products or related activities in the solar energy field gains a controlling interest in us, then SunEdison may terminate immediately all licenses under the agreement other than the license related to improvements to the licensed intellectual property, which license will be perpetual regardless of the manner in which the agreement is terminated or the termination of all other licenses.

If, as a result of any third party claim of infringement or misappropriation pertaining to any of the licensed intellectual property, we are enjoined from using the licensed intellectual property, or if SunEdison reasonably believes that the licensed intellectual property is likely to become the subject of a third party claim of infringement or misappropriation, SunEdison, at its option and expense, is permitted to (i) procure the right for us to continue to use the licensed intellectual property, (ii) replace or modify the licensed intellectual property so that it becomes non-infringing and remains functionally equivalent or (iii) terminate the license with respect to the affected intellectual property.

The agreement includes a non-competition covenant prohibiting us from engaging in any business or activity that is competitive with the business or activities of SunEdison, which includes the design, materials, processes, products, and procedures related to the generation, storage, transmission, distribution, control or monitoring of electrical power and electrical energy obtained from photovoltaic conversion of solar radiation and other renewable energy sources.

We have agreed in the agreement to indemnify SunEdison and its affiliates and their respective employees, officers and directors for any liabilities or damages suffered by them arising out of (i) our use of the licensed intellectual property and (ii) any use, sale or other disposition by us of products made by utilizing such licensed intellectual property.

Technology Joint Development Agreement

In connection with the completion of our IPO, we entered into a technology joint development agreement with SunEdison, which provides a framework for joint development and other collaborative activities between us and SunEdison. The material terms of this agreement are discussed below.

Under the agreement, the parties may agree to conduct one or more joint development programs, the specific terms and conditions of which will be set forth in a separate statement of work for each joint development program. Each statement of work will designate which party will be the sole owner of the intellectual property and technology developed under the program, provided that SunEdison will be the sole owner of any such intellectual property or technology that SunEdison reasonably determines is necessary or useful to the development, application or use of CCZ or diamond coated wire in any field. The other party’s rights in such intellectual property and other technology developed in connection with any joint development program will be governed by the patent and technology cross-license agreement or the CCZ and diamond coated wire patent and technology license agreement, as applicable.

The agreement provides that in the event any employee of one party is seconded to the other party, the intellectual property and other technology developed outside of a joint development program by such employee in the course of his or her duties as a seconded employee will be exclusively owned by the party for whom the seconded employee is performing duties at the time such intellectual property or technology is created or developed. Any such intellectual property or technology will be governed by the patent and technology cross-license agreement or the CCZ and diamond coated wire patent and technology license agreement, as applicable.

Employees of each party may also share workspace, laboratory space and other co-located facilities in the normal course of business. If such proximity of employees results in the creation of intellectual property or other technology jointly developed outside of a joint development program by at least one employee, agent or contractor of each party, the agreement provides that the ownership of such intellectual property or technology is governed by principles of U.S. patent law and is subject to applicable license agreements between us and SunEdison.

The agreement has an initial term of five years, provided that the parties may mutually agree in writing to extend the term for any period prior to the expiration of the initial term. The agreement may be terminated early by the parties’ mutual written agreement. Either party may terminate the agreement if the other party commits a material breach of the agreement and fails to remedy such breach within 60 days after written notice from the non-breaching party.

In the event a third party obtains a controlling interest in us, or in the event we or any of our affiliates are merged or consolidated with a third party, SunEdison has the right to terminate this agreement upon 10 days’ written notice provided within 30 days of such change of control event. Notwithstanding the above, in the event a third party that is active in the same field as SunEdison’s solar energy business gains a controlling interest in us or any of our affiliates, SunEdison has the right to terminate this agreement upon 30 days’ written notice. Under the agreement, “controlling interest” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of us, whether through the ownership of voting securities, by contract or otherwise.

Trademark License

SunEdison also granted to us a royalty-free license to use certain of SunEdison’s trademarks for a period of time following the completion of our IPO.

Tax Matters Agreement

We entered into a tax matters agreement with SunEdison immediately prior to our IPO that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement:

•	We are responsible for, and shall be entitled to any refund in respect of: (i) any foreign taxes (including any related interest, penalties, or audit adjustments) imposed on us and our subsidiaries for all periods, whether before or following the completion of our IPO (including, with respect to such foreign taxes for a period before the completion of our IPO, any audit adjustments made following the completion of our IPO), and (ii) any U.S. federal, state, and local taxes (including any related interest, penalties, or audit adjustments) imposed on us and our subsidiaries for all periods following the completion of our IPO. SunEdison is responsible for, and shall be entitled to any refund in respect of any U.S. federal, state, and local taxes (including any related interest, penalties, or audit adjustments) imposed on us and our subsidiaries for all periods preceding the completion of our IPO (including any audit adjustments with respect to such taxes as are made following the completion of our IPO). We also are responsible for any liability owed to any governmental entity as a result of our failure, following the completion of our IPO, to satisfy any terms and conditions imposed on us under any tax incentive arrangement entered into by and among us, SunEdison and such government entity.

•	SunEdison is also responsible for, and shall be entitled to any refund in respect of: (i) any U.S. federal, state, and local taxes (including any related interest, penalties, or audit adjustments) for all periods preceding the completion of our IPO (including any audit adjustments with respect to such taxes as are made following the completion of our IPO); (ii) any U.S. federal, state, and local taxes (including any related interest and penalties or audit adjustments) imposed on SunEdison and its subsidiaries (excluding us and our subsidiaries) for all periods following the completion of our IPO; and (iii) any foreign taxes (including any related interest, penalties, or audit adjustments) imposed on SunEdison and its subsidiaries (excluding us and our subsidiaries), whether for a period before or following the completion of our IPO (including, with respect to such foreign taxes for a period before the completion of our IPO, any audit adjustments made following the completion of our IPO). SunEdison is also responsible for any liability owed to any governmental entity as a result of its failure, following the completion of IPO, to satisfy any terms and conditions imposed on it under any tax incentive arrangement entered into by and among us, SunEdison and such government entity.

•	SunEdison, in good faith consultation with us, is responsible for determining the allocation of tax attributes, including net operating losses and unused foreign tax credits, between SunEdison and its subsidiaries, on the one hand, and us and our subsidiaries on the other.

•	We are responsible for preparing and filing any tax returns that include only us and our subsidiaries.

•	SunEdison is responsible for preparing and filing any tax returns that include only SunEdison and its subsidiaries (excluding us and our subsidiaries), as well as any tax returns that include SunEdison or one or more of its subsidiaries together with us or one or more of our subsidiaries.

•	We agreed not to file any adjustment or refund requests with respect to any return that includes SunEdison or one or more of its subsidiaries together with us or one or more of our subsidiaries, and further agreed not to carry back any losses to any such returns without SunEdison’s consent.

•	We have the exclusive authority to control tax contests that relate to the tax returns we file, provided that SunEdison has the right to participate in that portion of any tax contest that could have a material adverse effect on SunEdison and its subsidiaries (excluding us and our subsidiaries).

•	SunEdison has the exclusive authority to control tax contests that relate to the tax returns it files, provided that we have the right to participate in that portion of any tax contest that could have a material adverse effect on us and our subsidiaries.

Neither party’s obligations under the agreement are limited in amount or subject to any cap. The agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

Manufacturing, Laboratory and Office Space Lease

On February 5, 2015, we entered into a Manufacturing, Laboratory and Office Space Lease, or the Lease, with SunEdison for the lease by us to SunEdison of certain space for manufacturing, laboratory and related office purposes located at our facility in St. Peters, Missouri. The total leased area, including building space and outside land, is approximately 216,765 square feet. The Lease calls for specified rent payments applicable to each of eight different portions of the premises. The monthly rent for the portions ranges from $641.67 to $96,667 depending on the area and use of the portion that is leased. The Lease has a term of two years, provided that the Lease may be terminated for certain portions of the leased premises prior to the expiration of the two-year term.

Registration Rights Agreement with SunEdison

We entered into a registration rights agreement with SunEdison in connection with the completion of our IPO, pursuant to which we agreed that, upon the request of SunEdison, we will use our reasonable best efforts to effect the registration under applicable federal and state securities laws of our ordinary shares held by SunEdison following our IPO. The registration rights agreement includes the following material terms. As used herein, “SunEdison” includes any of its affiliates (other than us) who may hold our ordinary shares.

Demand Registration. SunEdison is able to request up to 10 demand registrations under the Securities Act of 1933, as amended, or the Securities Act, of all or any portion of our shares covered by the agreement and we are obligated, subject to limited exceptions, to register such shares as requested by SunEdison. This offering is a demand registration by SunEdison. SunEdison is able to request that we complete up to two demand registrations and four underwritten offerings with a shelf registration in a twelve month period, subject to a $20 million minimum offering size unless such offering represents all remaining unregistered shares covered by the agreement. SunEdison is able to designate the terms of each offering effected pursuant to a demand registration, which may take any form, including a shelf registration or an underwritten offering.

Piggy-back Registration. If we at any time intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for offer and sale of our ordinary shares held by SunEdison, SunEdison has the right to include in that offering our ordinary shares that it holds, subject to certain limitations.

Indemnification. Generally, the agreement contains indemnification and contribution provisions by us for the benefit of SunEdison and, in limited situations, by SunEdison for the benefit of us with respect to the information provided by SunEdison included in any registration statement, prospectus or related document.

Transfer. If SunEdison transfers shares covered by the agreement, it will be able to transfer the benefits of the registration rights agreement to transferees who acquire at least 5% of the number of our ordinary shares beneficially owned by SunEdison immediately following the completion of our IPO, provided that each transferee agrees to be bound by the terms of the registration rights agreement.

Term. The registration rights will remain in effect with respect to any shares covered by the agreement until:

•	such shares have been sold pursuant to an effective registration statement under the Securities Act;

•	such shares have been sold to the public pursuant to Rule 144 under the Securities Act;

•	such shares may be sold to the public pursuant to Rule 144 under the Securities Act without being subject to the volume restrictions in such rule; or

•	such shares have been sold in a transaction in which the transferee is not entitled to the benefits of the registration rights agreement.

Polysilicon Purchases

During 2014, we purchased our requirements for polysilicon, the principal raw material used in our manufacturing process, primarily from SunEdison. These purchases were made on a purchase order basis, and not pursuant to the terms of a contract. The total amount of our polysilicon purchases from SunEdison in 2014 and the first quarter of 2015 were approximately $65.9 million and $17.2 million, respectively. We expect to continue to purchase polysilicon from SunEdison on a purchase order basis or pursuant to short-term agreements until SMP achieves commercial capabilities to produce electronic grade polysilicon.

Intermediate Product Sales

We sell certain intermediate products, such as polysilicon, trichlorosilane gas, ingots, and scrap wafers, to SunEdison on a purchase order basis. During 2014, our sales of intermediate products to SunEdison totaled approximately $2.4 million.

Allocation of St. Peters, Missouri Facility Costs

During 2014, SunEdison occupied certain manufacturing, laboratory and office space at our St. Peters, Missouri facility for which we allocated to SunEdison their pro rata share of the cost of such space. During 2014, we allocated approximately $3.6 million to SunEdison for these costs.

Amount Due To and From SunEdison

As a result of all of the transactions with SunEdison described under “—Relationship with SunEdison,” at December 31, 2014, we owed SunEdison approximately $9.4 million and SunEdison owed us approximately $4.3 million.

Relationship with Samsung Purchasers

In connection with our IPO, Samsung Fine Chemicals and Samsung Electronics purchased 7,200,000 and 2,425,278 ordinary shares, respectively, for $93.6 million and $31.5 million, respectively, in separate private placements at a price per share equal to the public offering price of $13.00. Samsung Fine Chemicals is a joint venture partner of a subsidiary of SunEdison in SMP. Samsung Electronics is one of our customers and our joint venture partner in MKC. As consideration for the issuance of the ordinary shares, (i) Samsung Fine Chemicals made an aggregate cash investment in us of $93.6 million and (ii) Samsung Electronics transferred to us its 20% interest in MEMC Korea Company, or MKC. The sale of those shares was not registered under the Securities Act.

We agreed to indemnify the Samsung Purchasers for breaches of our representations and warranties and covenants contained in the applicable share purchase agreements. In each of the purchase agreements, our indemnification obligation is subject to a cushion equal to 1% of the value of the shares issued under the purchase agreement, in which case we would only be liable for losses in excess of such amount, and a cap equal to 5% of the value of the shares issued under the purchase agreement. However, for breaches of certain fundamental representations, the cap is equal to 100% of the value of the shares issued under the purchase agreement. The value of the shares was determined by multiplying the number of shares issued to the applicable Samsung Purchaser by the IPO price in our IPO.

As a result of the Formation Transactions, including the transfer to us by SunEdison of a 35% interest in SMP, and the Samsung Private Placements, SMP is owned 35% by us, 50% by a subsidiary of SunEdison and 15% by Samsung Fine Chemicals, and MKC is 100% owned by us.

SMP Joint Venture

Prior to the completion of our IPO, SunEdison contributed to us the 35% interest in SMP it had previously acquired from Samsung Fine Chemicals, and as a result of this contribution, SMP is owned 35% by us, 50% by a subsidiary of SunEdison and 15% by Samsung Fine Chemicals. In connection with this contribution, we entered into a joinder and amendment agreement whereby we became a party to and undertook our pro rata share of the obligations of the SMP joint venture agreement. Pursuant to this joint venture agreement, the joint venture parties formed SMP to construct, own and operate a facility in South Korea to produce high purity polysilicon, including electronic grade polysilicon, which is expected to have an initial, annual production capacity of approximately 13,500 metric tons. Construction of the SMP polysilicon manufacturing facility was recently completed. The facility is in the initial stages of polysilicon production but has not reached full commercial capabilities at this time. We anticipate using polysilicon from the facility in late 2015 and expect to begin purchasing substantial volume in 2016. Once operational, SMP is required to sell to the joint venture partners their pro rata share (based on their respective ownership interests) of SMP’s polysilicon production at prices negotiated and mutually agreed upon between SMP and the joint venture partners based on a standard cost plus a markup established by an independent professional transfer consultant engaged by SMP. Until February 15, 2019, we and our joint venture partners have agreed not to transfer our interests in SMP to any party other than our respective affiliates. After February 15, 2019, if any joint venture partner desires to transfer its interest in SMP to any party other than one of its affiliates, each other joint venture partner will have a right of first refusal to purchase such interest.

Registration Rights Agreements with the Samsung Purchasers

We entered into a registration rights agreement with each of the Samsung Purchasers in connection with the Samsung Private Placements, pursuant to which we agreed to use our reasonable best efforts, in certain events, to effect the registration under applicable federal and state securities laws of our ordinary shares purchased by the Samsung Purchasers under their respective share purchase agreements. Each registration rights agreement includes the following material terms.

Demand Registration. Until the termination of the registration rights in accordance with the terms of the respective agreement (as summarized below in “–Term”), each of the Samsung Purchasers will be able to make five demands that we register under the Securities Act all or any portion of our shares covered by their respective agreement and we are obligated, subject to limited exceptions, to register such shares as requested by such Samsung Purchaser, provided that we are not obligated to effect more than two demand registrations under such agreements in any 12 month period, further subject to a $20 million minimum offering size unless such offering represents all remaining unregistered shares covered by the agreement. A demand registration may take any form, including an underwritten offering and a shelf registration, and there shall be no limitations on the number of underwritten offerings pursuant to a shelf registration, provided that we are not obligated to effect more than two underwritten offerings under each of the agreements in any 12 month period, further subject to a $20 million minimum offering size.

Piggy-back Registration. If we at any time intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner set forth in each of the agreements with the Samsung Purchasers, the Samsung Purchasers will have the right to include in that offering ordinary shares held by them, subject to certain limitations.

Indemnification. Generally, the agreements contain indemnification and contribution provisions by us for the benefit of each of the Samsung Purchasers and, in limited situations, by each of the Samsung Purchasers for the benefit of us with respect to the information provided by such Samsung Purchaser included in any registration statement, prospectus or related document.

Transfer. The Samsung Purchasers are able to transfer the benefits of their respective registration rights agreement to transferees of our ordinary shares who are their respective subsidiaries or affiliates, provided that each transferee agrees to be bound by the terms of the registration rights agreement.

Term. The registration rights will remain in effect with respect to any shares covered by the agreement until:

•	such shares have been sold pursuant to an effective registration statement under the Securities Act;

•	such shares have been sold to the public pursuant to Rule 144 under the Securities Act;

•	such shares may be sold to the public pursuant to Rule 144 under the Securities Act without being subject to the volume restrictions in such rule and all or a material part of the registration rights provided to SunEdison are no longer exercisable, have expired or have otherwise been terminated; or

•	such shares have been sold in a transaction in which the transferee is not entitled to the benefits of the applicable registration rights agreement.

Wafer Purchase and Sale Agreement

On March 20, 2014, we entered into a wafer purchase and sale agreement with Samsung Electronics. Pursuant to the agreement, beginning on July 1, 2014 and for the term of the agreement, Samsung Electronics will purchase from us, and we will supply to Samsung Electronics, specified minimum quantities of polished and prime silicon wafers manufactured by us. Such minimum quantity requirements will not apply if: (i) the silicon wafers provided by us do not meet the requisite product specifications, (ii) we invoice Samsung Electronics at a price that was not previously agreed to by us and Samsung Electronics or (iii) we fail to deliver the committed quantity of silicon wafers in accordance with the applicable delivery schedule. In the event of a shortage of supply, we must allocate supplies of silicon wafers to Samsung Electronics and its affiliates and our other customers in a manner that is fair and reasonable.

On the last business day of each calendar month, Samsung Electronics may provide us with a rolling forecast of its expected order volumes of silicon wafers. Any purchase order issued by Samsung Electronics generally must conform to the rolling forecast, subject to certain permissible deviations. We must accept or reject any purchase order within five days of receipt. Samsung Electronics may cancel a purchase order at any time at its convenience upon written notice to us. Upon a cancellation, Samsung Electronics will be liable for the silicon wafers already manufactured or in the process of manufacture, but will not be liable for any commitments in excess of such amounts. Unless otherwise mutually agreed to by the parties, we are required to invoice Samsung Electronics for each shipment of silicon wafers upon the delivery of such shipment to Samsung Electronics.

We must seek approval from Samsung Electronics prior to making any revision to the silicon wafers being supplied pursuant to the agreement that would affect their operation, interchangeability, appearance, life cycle or engineering quality approvals. We agreed to provide certain warranties with respect to our products, including that the product supplied by us will not infringe or misappropriate any third party intellectual property and that such products will be free of any defects in design, material and workmanship and will conform to the specifications for such products. In the event an epidemic failure occurs following any order acceptance, in addition to the standard warranty remedies Samsung Electronics has under the agreement, Samsung Electronics may return all products in the same manufacturing lot that is subject to the epidemic failure, and, at Samsung Electronics’ discretion, we are required to reimburse all of Samsung Electronics’ actual and reasonable out-of-pocket expenses relating to such epidemic failure. An epidemic failure is defined under the agreement as a defect from which the same root cause has been established which affects more than a specified percentage of the products supplied to Samsung Electronics for a specified period of time, so long as such failure is not attributable to a failure to use such products in conformity with the product specifications.

The wafer purchase and sale agreement has a term of three years ending on July 1, 2017. Either party may terminate the agreement if the other party commits a material breach of the agreement and fails to remedy such breach within 30 days after written notice from the non-breaching party. In addition, Samsung Electronics has the right to terminate the agreement upon seven days written notice in the event of our non-compliance with any applicable environmental, health and safety laws or regulations, or immediately upon our insolvency.

We agreed to indemnify Samsung Electronics and its affiliates and their respective directors, officers, employees, agents, customers and distributors for any liabilities or damages arising out of: (i) any alleged or actual intellectual property infringement or misappropriation claims raised by a third party, (ii) the delivery, condition, manufacture, purchase, use, sale, import, distribution or other transfer of semiconductor wafers supplied by us except to the extent solely caused by Samsung Electronics’ gross negligence, (iii) a breach of any agreement, covenant, representation or warranty made by us in the agreement, (iv) any damage to property and injuries to any persons resulting from, arising out of or in connection with any semiconductor wafers purchased under the agreement or (v) our negligence, gross negligence, bad faith or intentional or willful misconduct in the performance of our obligations under the agreement.

Under the wafer purchase and sale agreement, each party is obligated to maintain the confidentiality of confidential information of the other party during the term of the agreement and for five years thereafter. Additionally, we are required to keep the price and quantity terms of the agreement, the contents of any purchase order and the manufacturing processes relating to any product supplied to Samsung Electronics confidential.

Other Transactions

SunEdison entered into an agreement with Mr. Ahmad Chatila, the President and Chief Executive Officer and a director of SunEdison, pursuant to which Mr. Chatila elected to receive, and SunEdison agreed to cause us to issue to Mr. Chatila, an aggregate number of our ordinary shares equal in value to $1,000,000 at our IPO price (before required tax withholdings) in lieu of SunEdison paying him that amount in cash as part of his 2013 annual bonus. As a result, we issued 40,346 ordinary shares to Mr. Chatila. The number of ordinary shares that we issued to Mr. Chatila reduced, on a share-for-share basis, the number of ordinary shares that we would have otherwise issued to SunEdison in connection with the Formation Transactions. The issuance of these shares was not registered under the Securities Act.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Set forth below is a description of our credit facilities, which we entered into in connection with the closing of our IPO.

Senior Secured Credit Facilities

On May 27, 2014, we and our direct subsidiary, SunEdison Semiconductor B.V., or the Borrower, entered into a credit agreement with Goldman Sachs Bank USA, as administrative agent, sole lead arranger, and sole syndication agent, and, together with Macquarie Capital (USA) Inc., as joint bookrunners, Citibank, N.A., as letter of credit issuer, and the lender parties thereto, or the Credit Facility. The Credit Facility provides for: (i) a senior secured term loan facility in an aggregate principal amount up to $210.0 million, or the Term Facility; and (ii) a senior secured revolving credit facility in an aggregate principal amount up to $50.0 million, or the Revolving Facility. Under the Revolving Facility, the Borrower may obtain (i) letters of credit and bankers’ acceptances in an aggregate stated amount up to $15.0 million; and (ii) swing line loans in an aggregate principal amount up to $15.0 million. The Term Facility has a five-year term, ending May 27, 2019, and the Revolving Facility has a three-year term, ending May 27, 2017. The full amount of the Term Facility was drawn on May 27, 2014. As of March 31, 2015, no amounts were outstanding under the Revolving Facility, but $3.2 million of third party letters of credit were outstanding which reduced the available borrowing capacity. The principal amount of the Term Facility is required to be repaid in quarterly installments of $525,000 beginning September 30, 2014 with the remaining balance paid at maturity.

The Term Facility was issued at a discount of 1.00%, or $2.1 million, which will be amortized as an increase in interest expense over the term of the Term Facility.

The Borrower’s obligations under the Credit Facility are guaranteed by SSL and certain of its direct and indirect subsidiaries. The Borrower’s obligations and the guaranty obligations of SSL and its subsidiaries are secured by first-priority liens on and security interests in certain present and future assets of SSL, the Borrower, and the subsidiary guarantors, including pledges of the capital stock of certain of SSL’s subsidiaries.

Borrowings under the Credit Facility bear interest (i) at a base rate plus 4.50% per annum or (ii) at a reserve-adjusted eurocurrency rate plus 5.50% per annum. The minimum eurocurrency base rate for the Term Facility shall at no time be less than 1.00% per annum. Interest is paid quarterly in arrears, and at the maturity date of each facility for loans bearing interest with reference to the base rate. Interest is paid on the last day of selected interest periods (which are one, three and six months), and at the maturity date of each facility for loans bearing interest with reference to the reserve-adjusted eurocurrency rate (and at the end of every three months, in the case of any interest period longer than three months). A fee equal to 5.50% per annum is payable by the Borrower, quarterly in arrears, in respect of the daily amount available to be drawn under outstanding letters of credit and bankers’ acceptances.

The Credit Facility contains customary representations, covenants, and events of default typical for credit arrangements of comparable size, including our maintenance of a consolidated leverage ratio of not greater than: (i) 3.0 to 1.0 for the fiscal quarter ending June 30, 2015; and (ii) 2.5 to 1.0 for the fiscal quarters ending on and after September 30, 2015. The Credit Facility also contains a number of customary affirmative and negative covenants that, among other things, limit or restrict the ability of us and our subsidiaries to, in each case, subject to certain exceptions:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into certain agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens;

•	merge, consolidate or sell substantially all of our assets;

•	make acquisitions or other investments; and

•	make certain payments on indebtedness.

The Credit Facility also contains customary events of default, including, among others, nonpayment of principal and, subject to a grace period, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; violation of a covenant, subject to in some cases grace periods; cross-default to material indebtedness; certain bankruptcy events; and a change of control. The cross-default clause is applicable to defaults on other indebtedness in excess of $30 million. Our ability to borrow under the Credit Facility is dependent on, among other things, our compliance with the financial ratios described above. Failure to comply with these ratios or the other provisions of the Credit Facility, subject in some cases to grace periods, could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the Revolving Facility and permit the acceleration of all outstanding borrowings under the Credit Facility.

DESCRIPTION OF SHARE CAPITAL

Copies of our memorandum and articles of association are filed as exhibits to the registration statement of which this prospectus forms a part. Material provisions of our memorandum and articles of association and relevant sections of Singapore law are summarized below. The following summary is qualified in its entirety by the provisions of our memorandum and articles of association.

General

For the purposes of this section, references to “shareholders” mean those shareholders whose names and number of shares are entered in our shareholder register. Only persons who are registered in our shareholder register are recognized under Singapore law as shareholders of our company. As a result, only registered shareholders have legal standing to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. Holders of book-entry interests in our shares will be required to be registered shareholders as reflected in our shareholder register in order to institute or enforce any legal proceedings or claims against us, our directors or our executive officers relating to shareholder rights. A holder of book-entry securities may become a registered shareholder by exchanging its interest in our shares for certificated shares and being registered in our shareholder register.

The Companies (Amendment) Act 2014 was adopted in October 2014 and provides for certain amendments to be made to the Singapore Companies Act. The amendments introduced by way of the Companies (Amendment) Act 2014 are not as yet effective and will be implemented in two phases. The first phase of amendments to certain provisions of the Singapore Companies Act will become effective as of July 1, 2015, with the remaining provisions expected to come into effect in the first quarter of 2016.

Ordinary Shares

We currently have only one class of issued shares, which have identical rights in all respects and rank equally with one another. Our ordinary shares have no par value and there is no authorized share capital under Singapore law. There is a provision in our articles of association to enable us to issue shares with preferential, deferred or other special rights or restrictions (except as to voting rights, which are fixed at one vote for each share) as our directors may determine, subject to the provisions of the Singapore Companies Act and our articles of association. It is expected that the Singapore Companies Act will be amended in the second phase of implementation of the Companies (Amendment) Act 2014 to allow public companies such as our company to issue shares with different voting rights (including special, limited or conditional voting rights), subject to, among others, our shareholders having adopted a special resolution approving such issuance.

All shares presently issued are fully paid and existing shareholders are not subject to any calls on shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly-issued shares, we note that any purchaser of our shares who has fully paid up all amounts due with respect to such shares will not be subject under Singapore law to any personal liability to contribute to the assets or liabilities of our company in such purchaser’s capacity solely as a holder of such shares. We believe that this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations laws. All shares are in registered form. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own shares. Except as described in “—Voting Rights” and “—Anti-Takeover Effects under the Singapore Takeover Code” below, there are no limitations imposed by Singapore law or by our memorandum and articles of association on the rights of shareholders not resident in Singapore to hold or vote our ordinary shares.

Voting Rights

Voting at any meeting of shareholders is by show of hands unless a poll has been demanded prior to or as a result of the show of hands by either: (i) the chairman (being a person entitled to vote thereat) or (ii) at least one shareholder present in person or by proxy or by attorney or, in the case of a corporation, by a representative entitled to vote thereat, in each case representing in the aggregate not less than 10% of the total voting rights of all shareholders having the right to vote at the general meeting, provided that no poll shall be demanded in respect of an election of a chairman or relating to any adjournment of such meeting. On a poll every shareholder who is present in person or by proxy or by attorney, or in the case of a corporation, by a representative, has one vote for every share held by such shareholder. Proxies need not be shareholders. Only those shareholders who are registered in our shareholder register will be entitled to vote at any meeting of shareholders. It is expected that the Singapore Companies Act will be amended in the second phase of implementation of the Companies (Amendment) Act 2014 to lower the threshold of 10% of the total voting rights for the eligibility for shareholders to demand a poll to 5%.

Dividends

Subject to any preferential rights of holders of any outstanding preference shares, holders of our ordinary shares will be entitled to receive dividends and other distributions in cash, stock or property as may be declared by our company from time to time. We may, by ordinary resolution, declare dividends at a general meeting of shareholders, but we are restricted from paying dividends in excess of the amount recommended by our board of directors. Because we are a holding company, our ability to pay dividends on our ordinary shares is limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the agreements governing our indebtedness. In addition, pursuant to Singapore law and our articles of association, no dividends may be paid except out of profits. See “Description of Certain Indebtedness.”

Capitalization and Other Rights

Our board of directors may, with the approval of our shareholders at a general meeting, capitalize any profits and distribute the same as shares credited as paid-up to our shareholders. Subject to the provisions of the Singapore Companies Act and our articles of association, our board of directors may also issue rights to take up additional ordinary shares to our shareholders in proportion to their respective ownership. Such rights are subject to any condition attached to such issue and the regulations of any stock exchange on which our shares are listed, as well as U.S. federal and blue sky securities laws applicable to such issue.

Upon our liquidation, dissolution or winding up, the liquidator may, with the authority of a special resolution, divide amongst all shareholders in specie or in kind the whole or any part of our assets and may for such purpose set such value as the liquidator thinks fair upon any one or more classes of property to be divided as between the shareholders or between different classes of shareholders.

New Shares

Under the Singapore Companies Act, new shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier of:

•	the conclusion of the next annual general meeting;

•	the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within 15 months from the last annual general meeting); or

•	the subsequent revocation or modification of approval by our shareholders acting at a duly noticed and convened meeting.

Prior to the completion of our IPO, SunEdison, as our sole shareholder, granted such approval in a general meeting. Such approval will lapse in accordance with the preceding paragraph if our shareholders do not grant a new approval at our annual general meeting.

Subject to the provisions of the Singapore Companies Act and our articles of association, our board of directors may allot or grant options over or otherwise dispose of new shares to such persons on such terms and conditions and at such time as our shareholders may in general meeting approve.

Shareholder Register

Only persons who are registered in our shareholder register are recognized under Singapore law as shareholders of our company. We will not, except as required by applicable law, recognize any equitable, contingent, future or partial interest in any ordinary share or other rights for any ordinary share other than the absolute right thereto of the registered holder of that ordinary share. We may close our register of shareholders for any time or times, provided that our shareholder register may not be closed for more than 30 days in the aggregate in any calendar year. We typically will close our shareholder register to determine shareholders’ entitlement to receive dividends and other distributions.

Anti-Takeover Effects under the Singapore Takeover Code

The Singapore Takeover Code regulates, among other things, the acquisition of voting shares of Singapore-incorporated public companies. Any person acquiring, whether by a series of transactions over a period of time or not, either on his or her own or together with parties acting in concert with such person, 30% or more of our voting shares, or, if such person holds, either on his or her own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of our voting shares, and if such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of our voting shares in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Takeover Code. Responsibility for ensuring compliance with the Singapore Takeover Code rests with parties (including company directors) to a take-over or merger and their advisors.

“Parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows:

•	a company, its parent company, subsidiaries and affiliates, the associated companies of any of the company and its related companies, companies whose associated companies include any of these companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

•	a company with any of its pension funds and employee share schemes;

•	a company with any of its directors (together with their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

•	a person with any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;

•	a financial or other professional adviser, including a stockbroker, with its clients in respect of shares held by (i) the adviser and persons controlling, controlled by or under the same control as the adviser and (ii) all the funds managed by the adviser on a discretionary basis, where the shareholdings of the adviser and any of those funds in the client total 10% or more of the client’s equity share capital;

•	directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;

•	partners; and

•	an individual and (i) such person’s close relatives, (ii) such person’s related trusts, (iii) any person who is accustomed to act in accordance with such person’s instructions, (iv) companies controlled by the individual, such person’s close relatives, such person’s related trusts or any person who is accustomed to act in accordance with such person’s instructions and (v) any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

A mandatory offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months preceding the acquisition of shares that triggered the mandatory offer obligation.

Under the Singapore Takeover Code, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the takeover offer must be given sufficient information, advice and time to consider and decide on the offer. These legal requirements may impede or delay a takeover of our company by a third-party.

While public companies that are not listed on a Singapore exchange may apply to the Securities Industry Council in Singapore for a waiver with respect to compliance with the Singapore Takeover Code, we currently do not intend to seek such a waiver.

Election of Directors

We may, by ordinary resolution, remove any director before the expiration of his or her period of office, notwithstanding anything in our articles of association or in any agreement between us and such director. We may also, by an ordinary resolution, appoint another person in place of a director removed from office pursuant to the foregoing.

Subject to the Singapore Companies Act, any director shall retire at the next annual general meeting of our shareholders and shall then be eligible for re-election at that meeting.

Our board of directors shall have the power, at any time and from time to time, to appoint any person to be a director either to fill a casual vacancy or as an additional director so long as the total number of directors shall not at any time exceed the maximum number fixed by or in accordance with our articles of association.

General Meetings of Shareholders

We are required to hold an annual general meeting each year and not more than 15 months after the holding of the last preceding annual general meeting. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders representing not less than 10% of the total voting rights of all shareholders having the right to vote at a general meeting.

A shareholder is entitled to attend and speak and vote at any general meeting. Unless otherwise required by law or by our articles of association, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of not less than three-fourths of the shares present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, such as an alteration of our articles of association. Proxies need not be shareholders of our company. Only registered shareholders of our company will be entitled to vote at any meeting of shareholders.

Minority Rights

The rights of minority shareholders of Singapore companies are protected under Section 216 of the Singapore Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of a company, as they think fit to remedy any of the following situations:

•	the affairs of a company are being conducted or the powers of the board of directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders; or

•	a company takes an action, or threatens to take an action, or the shareholders pass a resolution, or propose to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the shareholders, including the applicant.

Singapore courts have wide discretion as to the remedy they may grant, and the remedies listed in the Singapore Companies Act itself are not exclusive. In general, Singapore courts may:

•	direct or prohibit any act or cancel or modify any transaction or resolution;

•	regulate the conduct of the affairs of a company in the future;

•	authorize civil proceedings to be brought in the name of, or on behalf of, a company by a person or persons and on such terms as the court may direct;

•	provide for the purchase of a minority shareholder’s shares by the other shareholders or by a company and, in the case of a purchase of shares by a company, a corresponding reduction of its share capital;

•	provide that the memorandum of association or the articles of association of a company be amended; or

•	provide that a company be wound up.

Corporate Opportunity

Our memorandum and articles of association provide that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity in the solar energy field, including the manufacture of solar wafers, that may from time to time be presented to SunEdison or any of its officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for SunEdison, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. Further, our memorandum and articles of association provide that no such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. Neither SunEdison nor any of its representatives has any duty to refrain from engaging directly or indirectly in business activities or lines of business other than the growth, processing and manufacture of semiconductor crystals for use as a substrate for semiconductor wafer production, the processing and manufacture of semiconductor wafers for the semiconductor industry, and similar uses solely within the semiconductor industry.

Limitation of Liability of Directors and Officers

Subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting us, our articles of association provide that each of our directors and officers and those of our subsidiaries and affiliates shall be entitled to be indemnified by us against any liability incurred by him or her arising out of or in connection with any acts, omissions or conduct, actual or alleged, by such individual acting in his or her capacity as director or officer of our company, except to such extent as would not be permitted under applicable Singapore laws or which would otherwise result in such indemnity being void in accordance with the provisions of the Singapore Companies Act.

We may indemnify our directors and officers in respect of costs, charges, fees and other expenses that may be incurred by them in defending any proceedings (whether civil or criminal) relating to anything done or omitted or alleged to be done or omitted by such person (acting in his or her capacity as a director, officer or employee of our company), in which judgment is given in his or her favor, or in which he or she is acquitted, or in which the courts have granted relief pursuant to the provisions of the Singapore Companies Act or other applicable statutes, provided that such indemnity shall not extend to any liability which by law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to our company or which would otherwise result in such indemnity being voided under applicable Singapore laws. No director or officer of our company shall be liable for any acts, omissions, neglects, defaults or other conduct of any other director or officer, and to the extent permitted by Singapore law, our company shall contribute to the amount paid or payable by a director in such proportion as is appropriate to reflect the relative fault of such director, taking into consideration any other relevant equitable considerations, including acts of other directors or officers and our company, and the relative fault of such parties in respect thereof.

In addition, no director, managing director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by us, through the insufficiency or deficiency of title to any property acquired by order of the directors for us or for the insufficiency or deficiency of any security upon which any of our moneys are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, default, breach of duty or breach of trust.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its officers (including directors acting in an executive capacity) or auditors against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to us. However, a company is not prohibited from (a) purchasing and maintaining for any such individual insurance against any such liability, or (b) indemnifying such individual against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court. It is expected that the restriction in Section 172 of the Singapore Companies Act will be amended in the second phase of implementation of the Companies (Amendment) Act 2014 to enable a company to indemnify its officers against third party liability, except in circumstances where such liability is for any criminal or regulatory fines or penalties, or where such liability is incurred in respect of (i) criminal proceedings in which he or she is convicted or (ii) civil proceedings commenced by the company or a related company against him in which judgment has been entered in favor of the company or its related company.

We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Singapore law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them in respect of which they are permitted to be indemnified, subject to our company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our company or to be in default thereof, or where the Singapore courts have declined to grant relief, as provided in the Singapore Companies Act.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our articles of association, agreement, vote of shareholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, Massachusetts 02021.

Listing

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “SEMI.”

COMPARISON OF SHAREHOLDER RIGHTS

We are incorporated under the laws of Singapore. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Singapore and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable law in Singapore and our articles of association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

The Singapore Companies Act contains the default articles that apply to a Singapore-incorporated company to the extent they are not excluded or modified by a company’s articles of association. They provide examples of the common provisions adopted by companies in their articles of association. However, as is the usual practice for companies incorporated in Singapore, we have specifically excluded the application of these provisions in our articles of association, which we refer to below as our articles.

Delaware	Singapore

Board of Directors

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

The memorandum and articles of association of companies will typically state the minimum number of directors as well as provide that directors may be appointed or removed by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such increase or reduction is within the maximum and minimum number of directors provided in our articles and the Singapore Companies Act, respectively. Our articles provide that the minimum number of directors will be one.

Limitation on Personal Liability of Directors

A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Pursuant to the Singapore Companies Act, any provision (whether in the articles of association, contract or otherwise) exempting or indemnifying a director against any liability for negligence, default, breach of duty or breach of trust will be void.

Our articles provide that subject to the provisions of the Singapore Companies Act, directors of our company will be indemnified against any liability incurred by such person in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to be done or omitted by such person as an officer or employee of the company and in which judgment is given in their favor or in which such person is acquitted or in connection with any application under the Singapore Companies Act or any other Singapore statute in which relief is granted to such person by the court unless the same should happen through their own negligence, default, breach of duty or breach of trust.

Our company shall indemnify each of our directors to the extent permitted under applicable Singapore laws and shall procure indemnity insurance for each of our directors.

Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested shareholder” for three years following the time that the shareholder becomes an interested shareholder. Subject to specified exceptions, an “interested shareholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority shareholder vote.

There are no comparable provisions in Singapore with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.

Removal of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).

According to the Singapore Companies Act, directors of a Singapore public company may be removed before expiration of their term of office with or without cause by ordinary resolution (i.e., a resolution which is passed by a simple majority of those shareholders present and voting in person or by proxy). Notice of the intention to move such a resolution has to be given to the company not less than 28 days before the meeting at which it is moved. The company shall then give notice of such resolution to its shareholders not less than 14 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director’s successor has been appointed.

Filling Vacancies on the Board of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of shareholders at which the term of the class of directors to which the newly elected director has been elected expires.

The articles of a Singapore public company typically provide that the directors have the power to appoint any person to be a director, either to fill a vacancy or as an addition to the existing directors, provided that the total number of directors will not at any time exceed the maximum number (if any) fixed in the articles. Any newly elected director shall hold office until the next following annual general meeting, where such director will then be eligible for re-election. Our articles provide that our directors may appoint any person to be a director as an additional director or to fill a vacancy.

Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of shareholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend bylaws.

Our memorandum and articles may be altered by special resolution (i.e., a resolution passed by at least a three-fourths majority of the shares entitled to vote, present in person or by proxy at a meeting for which not less than 21 days written notice is given). Our board of directors has no right to amend our memorandum or articles.

It is expected that the Singapore Companies Act will be amended in the second phase of implementation of the Companies (Amendment) Act 2014 to include provisions whereby the constitutional documents of a company shall no longer be referred to as its memorandum and articles of association, but as its constitution.

Meetings of Shareholders

Annual and Special Meetings

Typical bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Annual General Meetings

All companies are required to hold an annual general meeting once every calendar year. The first annual general meeting must be held within 18 months of the company’s incorporation and subsequently, not more than 15 months may elapse between annual general meetings.

Extraordinary General Meetings

Any general meeting other than the annual general meeting is called an “extraordinary general meeting.” Two or more shareholders holding not less than 10% of the total issued and outstanding voting rights of our company (excluding treasury shares) may require our directors to convene an extraordinary general meeting. In addition, the articles usually also provide that general meetings may be convened in accordance with the Singapore Companies Act by the directors.

Quorum Requirements

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Quorum Requirements

Our articles provide that shareholders entitled to vote, holding in aggregate not less than a majority of the total voting rights of all shareholders having the right to vote at a general meeting, shall constitute a quorum. If within half an hour from the time appointed for the general meeting a quorum is not present, the general meeting if convened on requisition of the shareholders shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week at the same time and place, or to such other day and at such other time and place as the board of directors may determine. If at such adjourned general meeting a quorum is not present within fifteen minutes from the time appointed for such general meeting, such general meeting shall be dissolved.

Indemnification of Officers, Directors and Employees

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s shareholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•	acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•	in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its officers (including directors acting in an executive capacity) or auditors against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company.

The Singapore Companies Act does not prevent a company from:

•	procuring and maintaining any director and officer liability insurance in respect of any negligence, default, breach of duty or breach of trust in relation to the company; or

•	indemnifying such director or officer against any liability incurred in defending any proceedings (whether civil or criminal) in which judgment is given in such director or officer’s favor or in which he or she is acquitted; or

•	indemnifying such director or officer against any liability incurred by such director or officer in connection with any application under specified sections of the Singapore Companies Act in which relief is granted to such officer or auditor by a court.

In cases where a director is sued by the company, the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from the consequences of their negligence, default, breach of duty or breach of trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably and honestly; and (ii) it is fair, having regard to all the circumstances of the case.

However, Singapore case law has indicated that such relief will not be granted to a director who has benefited as a result of his or her breach of trust.

Our articles provide that subject to the provisions of the Singapore Companies Act, our company will indemnify our directors and officers to the extent permissible under applicable Singapore laws and as would not otherwise result in such indemnity being void. Accordingly, we are liable to indemnify our directors (including any managing director) and officers provided that such indemnity shall not extend to any liability which by law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust attributable to such director or officer in relation to our company or which would otherwise result in such indemnity being voided under applicable Singapore laws.

It is expected that the restriction in Section 172 of the Singapore Companies Act will be amended in the second phase of implementation of the Companies (Amendment) Act 2014 to enable a company to indemnify its officers against third party liability, except in circumstances where such liability is for any criminal or regulatory fines or penalties, or where such liability is incurred in respect of (i) criminal proceedings in which he or she is convicted or (ii) civil proceedings commenced by the company or a related company against him in which judgment has been entered in favor of the company or its related company.

Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires a special vote of shareholders in connection with a business combination with an “interested shareholder” as defined in section 203 of the Delaware General Corporation Law. See “—Interested Shareholders” above.

The Singapore Companies Act mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

•	notwithstanding anything in the company’s memorandum or articles, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

•	subject to the memorandum of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

•	notwithstanding anything in the company’s memorandum or articles, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Shareholder Action Without A Meeting

Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote if

There are no equivalent provisions in respect of public companies which are not listed on the Singapore Exchange Securities Trading Limited. As a result, shareholder action by written consent is not permitted.

the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.

Shareholder Suits

Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law.

Additionally, under Delaware case law, the plaintiff generally must be a shareholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Standing

Only registered shareholders of our company reflected in our shareholder register are recognized under Singapore law as shareholders of our company. As a result, only registered shareholders have legal standing to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. Holders of book-entry interests in our shares will be required to exchange their book-entry interests for certificated shares and to be registered as shareholders in our shareholder register in order to institute or enforce any legal proceedings or claims against us, our directors or our executive officers relating to shareholder rights. A holder of book-entry interests may become a registered shareholder of our company by exchanging its interest in our shares for certificated shares and being registered in our shareholder register.

Derivative actions

The Singapore Companies Act has a provision that provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action on behalf of the company. Derivative actions are also allowed as a common law action.

Applications are generally made by shareholders of the company or individual directors, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares) in the appropriate circumstances.

It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action in the name and on behalf of the company or intervene in an action to which the company is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the company. Prior to commencing a derivative action, notice is required to be given to the directors of the company of the party’s intention to commence such action.

Class actions

The concept of class action suits, which allows individual shareholders to bring an action seeking to represent the class or classes of shareholders, does not exist in Singapore. However, it is possible as a matter of procedure for a number of shareholders to lead an action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to the action. These shareholders are commonly known as “lead plaintiffs.”

Distributions and Dividends; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

The Singapore Companies Act provides that no dividends can be paid to shareholders except out of profits.

The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law.

Our articles provide that no dividend can be paid otherwise than out of profits.

Acquisition of a company’s own shares

The Singapore Companies Act generally prohibits a company from acquiring its own shares subject to certain exceptions. Any contract or transaction by which a company acquires or transfers its own shares is void. However, provided that it is expressly permitted to do so by its articles and subject to the special conditions of each permitted acquisition contained in the Singapore Companies Act, a company may:

•	redeem redeemable preference shares (the redemption of these shares will not reduce the capital of the company). Preference shares may be redeemed out of capital if all the directors make a solvency statement in relation to such redemption in accordance with the Singapore Companies Act;

•	whether listed on a securities exchange or not, make an off-market purchase of its own shares in accordance with an equal access scheme authorized in advance at a general meeting;

•	if it is not listed on a securities exchange, make a selective off-market purchase of its own shares in accordance with an agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting; and

•	whether listed on a securities exchange or not, make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution.

A company may also purchase its own shares by an order of a Singapore court.

The total number of ordinary shares that may be acquired by a company in a relevant period may not exceed 10% of the total number of ordinary shares in that class as of the date of the last annual general meeting of the company or as of the date of the resolution to acquire the shares, whichever is higher. Where, however, a company has reduced its share capital by a special resolution or a Singapore court made an order to such effect, the total number of ordinary shares in any class shall be taken to be the total number of ordinary shares in that class as altered by the special resolution or the order of the court. Payment must be made out of the company’s distributable profits or capital, provided that the company is solvent.

The Companies (Amendment) Act 2014 introduces amendments which would, when effective, increase the 10% limit applicable to acquisitions by companies of their own shares to 20%.

Financial assistance for the acquisition of shares

A company may not give financial assistance to any person whether directly or indirectly for the purpose of, or in connection with,

•	the acquisition or proposed acquisition of shares in the company or units of such shares; or

•	the acquisition or proposed acquisition of shares in its holding company or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, it should be noted that a company may provide financial assistance for the acquisition of its shares or shares in its holding company if it complies with the requirements (including approval by special resolution) set out in the Singapore Companies Act. We have obtained the requisite shareholder approvals to waive the provision of financial assistance by our company with respect to the Transactions in connection with our issuance of ordinary shares to SunEdison as partial consideration for its transfer of its semiconductor materials business to us. We obtained such waiver as a matter of prudence as the issuance of such ordinary shares could potentially be deemed an “acquisition of shares” within the meaning of the financial assistance restrictions of the Singapore Companies Act, due to the utilization by our company of the senior secured term loan facility to finance the remaining portion of the consideration for such asset transfer.

Pursuant to the terms of the registration rights agreements between our company, the Samsung Purchasers and SunEdison, we are liable to pay for all registration-related expenses (including the expenses of counsel appointed by SunEdison and the Samsung Purchasers) as specified therein. The payment of such expenses would potentially constitute financial assistance for the acquisition of our shares which is restricted under Singapore law. Accordingly, SunEdison has agreed to be responsible and pay for all expenses in respect of this Offering.

Our articles provide that subject to the provisions of the Singapore Companies Act, we may purchase or otherwise acquire our own shares upon such terms and subject to such conditions as we may deem fit. These shares may be held as treasury shares or cancelled as provided in the Singapore Companies Act or dealt with in such manner as may be permitted under the Singapore Companies Act. On cancellation of the shares, the rights and privileges attached to those shares will expire.

Transactions with Officers or Directors

Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

Under the Singapore Companies Act, directors are not prohibited from dealing with the company, but where they have an interest in a transaction with the company, that interest must be disclosed to the board of directors. In particular, every director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the company must, as soon practicable after the relevant facts have come to such director’s knowledge, declare the nature of such director’s interest at a board of directors’ meeting.

In addition, a director who holds any office or possesses any property which directly or indirectly might create interests in conflict with such director’s duties as director is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors.

The Singapore Companies Act extends the scope of this statutory duty of a director to disclose any interests by pronouncing that an interest of a member of a director’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director.

There is, however, no requirement for disclosure where the interest of the director consists only of being a member or creditor of a corporation which is interested in the proposed transaction with the company if the interest may properly be regarded as immaterial. Where the proposed transaction relates to any loan to the company, no disclosure need be made where the director has only guaranteed the repayment of such loan, unless the articles of association provide otherwise.

Further, where the proposed transaction is to be made with or for the benefit of a related company (i.e. the holding company, subsidiary or subsidiary of a common holding company) no disclosure need be made of the fact that the director is also a director of that company, unless the articles of association provide otherwise.

Subject to specified exceptions, the Singapore Companies Act prohibits a Singapore company from making a loan to its directors or to directors of a related corporation, or giving a guarantee or security in connection with such a loan. Companies are also prohibited from making loans to its directors’ spouse or children (whether adopted or naturally or step-children), or giving a guarantee or security in connection with such a loan.

Dissenters’ Rights

Under the Delaware General Corporation Law, a shareholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

There are no equivalent provisions in Singapore under the Singapore Companies Act.

Cumulative Voting

Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a shareholder has the number of votes equal to the number of shares held by such shareholder times the number of directors nominated for election. The shareholder may cast all of such votes for one director or among the directors in any proportion.

There is no equivalent provision in respect of companies incorporated in Singapore.

Anti-Takeover Measures

Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

The articles of a Singapore public company typically provide that the company may allot and issue new shares of a different class with preferential, deferred, qualified or other special rights (except as to voting rights, which are fixed at one vote for each share) as its board of directors may determine with the prior approval of the company’s shareholders in a general meeting. Subject to the requirements under the Singapore Companies Act and our articles, our shareholders may grant to our board the general authority to issue such preference shares until the next general meeting. See “Description of Share Capital—Ordinary Shares” elsewhere in this prospectus.

It is expected that the Singapore Companies Act will be amended in the second phase of implementation of the Companies (Amendment) Act 2014 to allow public companies such as our company to issue shares with different voting rights (including special, limited or conditional voting rights), subject to, among others, our shareholders having adopted a special resolution approving such issuance.

Under the Singapore Takeover Code, if, in the course of an offer, or even before the date of the offer, the board of the offeree company has reason to believe that a bona fide offer is imminent, the board must not, except pursuant to a contract entered into earlier, take any action, without the approval of shareholders at a general meeting, on the affairs of the offeree company that could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

See “Description of Share Capital—Anti-Takeover Effects under the Singapore Takeover Code” elsewhere in this prospectus for a description of the Singapore Takeover Code.

PLAN OF DISTRIBUTION

The selling shareholders may sell ordinary shares, or the securities, from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that any of the selling shareholders sell securities covered by this prospectus, we or the selling shareholders will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to the selling shareholders, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, the selling shareholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who have come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

The validity of the ordinary shares offered under this prospectus will be passed upon for us by Rajah & Tann Singapore LLP, with respect to Singapore law. Additional legal matters may be passed upon for us, the selling shareholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of SunEdison Semiconductor Limited as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein from SunEdison Semiconductor Limited’s Annual Report on Form 10-K for the year ended December 31, 2014, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Our website address is www.sunedisonsemi.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our share price performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 2, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed on May 7, 2015;

•	our Current Reports on Form 8-K filed on January 23, 2015, February 3, 2015, February 10, 2015, April 6, 2015 and April 29, 2015; and

•	the description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on May 19, 2014, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

SunEdison Semiconductor Limited

501 Pearl Drive

St. Peters, MO 63376

Attn: General Counsel

(636) 474-5000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee. Pursuant to Singapore law, we are restricted from paying registration expenses and related fees in connection with fulfilling our registration obligations under the registration rights agreement. As a result of this prohibition, SunEdison has agreed to pay all of the below expenses on our behalf.

SEC registration fee	$45,535
FINRA filing fee	56,698	*
Printing expenses	150,000	*
Legal fees and expenses	275,000	*
Accounting fees and expenses	200,000	*
Miscellaneous	20,000	*

Total	$747,233	*

*	Estimate

Item 15. Indemnification of Directors and Officers.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its officers (including directors acting in an executive capacity) or auditors against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to us. However, a company is not prohibited from (a) purchasing and maintaining for any such individual insurance against any such liability, or (b) indemnifying such individual against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

Subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting us, our articles of association provide that each of our directors and officers and those of our subsidiaries and affiliates shall be entitled to be indemnified by us or such subsidiary against any liability incurred by him or her arising out of or in connection with any acts, omissions or conduct, actual or alleged, by such individual acting in his or her capacity as either director, officer, secretary or employee of us or the relevant subsidiary, except to such extent as would not be permitted under applicable Singapore laws or which would otherwise result in such indemnity being void in accordance with the provisions of the Singapore Companies Act.

We may indemnify our directors and officers against costs, charges, fees and other expenses that may be incurred by any of them in defending any proceedings (whether civil or criminal) relating to anything done or omitted or alleged to be done or omitted by such person acting in his or her capacity as a director, officer or employee of our company, in which judgment is given in his or her favor, or in which he or she is acquitted or in which the courts have granted relief pursuant to the provisions of the Singapore Companies Act or other applicable statutes, provided that such indemnity shall not extend to any liability which by law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to our company, or which would otherwise result in such indemnity being voided under applicable Singapore laws. No director or officer of our company shall be liable for any acts, omissions, neglects, defaults or other conduct of any other director or officer, and to the extent permitted by Singapore law, our company shall contribute to the amount paid or payable by a director or officer in such proportion as is appropriate to reflect the relative fault of such director or officer, taking into consideration any other relevant equitable considerations, including acts of other directors or officers and our company, and the relative fault of such parties in respect thereof.

In addition, no director, managing director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by us, through the insufficiency or deficiency of title to any property acquired by order of the directors for us or for the insufficiency or deficiency of any security upon which any of our moneys are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, default, breach of duty or breach of trust.

We have entered into indemnification agreements with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Singapore law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. These indemnification rights shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our articles of association, agreement, vote of shareholders or disinterested directors or otherwise if he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties or to be in default thereof, or where the Singapore courts have declined to grant relief.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities

Item 16. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Certain of the agreements included as exhibits to this prospectus contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its respective securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Peters, State of Missouri on May 29, 2015.

SUNEDISON SEMICONDUCTOR LIMITED

By:	/s/ Shaker Sadasivam
Name:	Shaker Sadasivam
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Shaker Sadasivam, Jeffrey L. Hall and Sally Townsley, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional Registration Statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Shaker Sadasivam Shaker Sadasivam	President, Chief Executive Officer and Director (Principal executive officer)	May 29, 2015

/s/ Jeffrey L. Hall Jeffrey L. Hall	Executive Vice President Finance & Administration and Chief Financial Officer (Principal financial and accounting officer)	May 29, 2015

Antonio R. Alvarez	Director

Gideon Argov	Director

/s/ Michael F. Bartholomeusz Michael F. Bartholomeusz	Director	May 29, 2015

/s/ Jeffrey A. Beck	Director	May 29, 2015
Jeffrey A. Beck

/s/ Justine F. Lien	Director	May 29, 2015
Justine F. Lien

/s/ Abdul Jabbar Bin Karam Din	Director	May 29, 2015
Abdul Jabbar Bin Karam Din

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement (to be filed by amendment or incorporated by reference in connection with the offering of the ordinary shares).

3.1	Memorandum and Articles of Association of SunEdison Semiconductor Limited, previously filed as Exhibit 3.1 with SunEdison Semiconductor Limited’s Current Report on Form 8-K filed on May 28, 2014 and incorporated herein by reference.

4.1	Specimen Stock Certificate, previously filed as Exhibit 4.1 with SunEdison Semiconductor Limited’s Amendment No. 4 to Form S-1 filed on March 21, 2014 (Reg. No. 333-191052) and incorporated herein by reference.

4.2	Registration Rights Agreement, dated as of May 27, 2014, by and between SunEdison Semiconductor Limited and SunEdison, Inc., previously filed as Exhibit 10.6 with SunEdison Semiconductor Limited’s Current Report on Form 8-K filed on June 2, 2014 and incorporated herein by reference.

4.3	Registration Rights Agreement, dated as of May 29, 2014, by and between SunEdison Semiconductor Limited and Samsung Fine Chemicals Co., Ltd., previously filed as Exhibit 10.9 with SunEdison Semiconductor Limited’s Current Report on Form 8-K filed on June 2, 2014 and incorporated herein by reference.

4.4	Registration Rights Agreement, dated as of May 29, 2014, by and between SunEdison Semiconductor Limited and Samsung Electronics Co., Ltd., previously filed as Exhibit 10.10 with SunEdison Semiconductor Limited’s Current Report on Form 8-K filed on June 2, 2014 and incorporated herein by reference.

5.1	Opinion of Rajah & Tann LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Rajah & Tann LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to the registration statement).